March 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dears Sirs/Madams:

We have read Item 4 of Form 8-K dated March 17, 2004, of Vestin Group, Inc. and are in agreement with the statements contained in the third, fourth, and fifth paragraphs and the second sentence of the second paragraph. We have no basis to agree or disagree with the statements made in the first paragraph and the first, third, and fourth sentences of the second paragraph.

/s/ ERNST & YOUNG LLP